UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2014

INTERCORE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-54012 (Commission File Number)	27-2506234 (I.R.S. Employer Identification No.)

1615 South Congress Avenue - Suite 103 Delray Beach, FL 33445 (Address of principal executive offices) (zip code)

(561) 900-3709 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 Entry into a Material Definitive Agreement

Rhine Partners Credit Facility

On May 5, 2014, we entered into a Loan and Security Agreement and a Secured Promissory Note (collectively the "Credit Facility") with Rhine Partners, LP ("Rhine"). The Credit Facility permits borrowings up to $4,000,000, earns a 6% origination fee at the time of each advance, bears interest at 18% per annum, and matures on November 5, 2015. The credit facility is collateralized by substantially all of our assets.

On May 2, 2014 and upon signing a binding term sheet in connection with securing the Credit Facility, we granted Rhine a warrant for the purchase of up to 2,000,000 shares of our common stock at an exercise price of $1.00 per share through May 2, 2018. This warrant was fully vested upon issuance and contains a cashless exercise provision.

Outstanding principal of the Credit Facility may be converted at the election of Rhine at any time into shares of our Series D Preferred Stock at the price of $10.00 per share or into shares of our restricted common stock at a price equal to 40% of the market price based upon the average closing price of the five days preceding such election. Additionally, Rhine has the right to make such a conversion election up to five days after we tender repayment of the principal.

As of the date of this filing we have received advances totaling $3,827,073 under the Credit Facility and have repaid principal and paid interest of $518,477 and $273,523, respectively. Therefore, the total principal currently outstanding in connection with the Credit Facility is $3,308,596.

In late January 2015, the parties to the Credit Facility realized that a clause limiting conversion of outstanding principal to preclude Rhine from owning more than 9.99% of our common stock had been omitted inadvertently. This clause had also been omitted from the warrant to purchase our common stock that was issued in connection with the Credit Facility. These omissions were corrected in an amendment to the Credit Facility and the warrant agreement on February 10, 2015.

Topside Convertible Note Payable # 1

On May 7, 2014, we entered into a Loan Agreement (the "Topside Convertible Note Payable #1") with Topside Partners, LP ("Topside") under which we borrowed $75,000 from Topside. This note bears interest at the rate of 18% per annum and matures on November 7, 2015. Additionally, a one-time facility fee of $3,375 was earned by Topside upon the execution of this note. Outstanding principal may be converted at the election of Topside at any time into shares of our Series D Preferred Shares at the price of $10.00 per share or into shares of our restricted common stock at a price of a 60% discount to market based on the average closing price of the five days preceding such election. Topside has the right to make such a conversion election up to five days after we tender payment of the principal. In the event Topside elects to convert the principal under this note into shares of our common stock, it may not elect such a conversion if the shares issued pursuant to the conversion would cause Topside to own more than 9.99% of our then-outstanding common stock.

Additionally on that same day and under the terms of the Topside Convertible Note Payable #1, we issued a warrant for Topside to purchase up to 50,000 shares of our common stock at an exercise price of $1.00 per share for a period of four years. The warrant was 100% vested upon issuance.

SECTION 3 – SECURITIES AND TRADING MARKETS

ITEM 3.02 Unregistered Sales of Equity Securities

As noted in Item 1.01, pursuant to the terms of the Credit Facility with Rhine, the Credit Facility is a convertible instrument with the principal amount due thereunder convertible into either shares of our Series D Preferred Stock at $10.00 per share or shares of our common stock at a price equal to 40% of the market price based upon the average closing price of the five days preceding such election. In connection with the Credit Facility, we also issued Rhine a warrant to purchase up to 2,000,000 shares of our common stock at $1.00 per share, which terminates on May 2, 2018. The issuance of these securities was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, since Rhine is an accredited investor and familiar with our operations, as represented by Rhine in the Credit Facility.

As noted in Item 1.01, pursuant to the terms of the Topside Convertible Note Payable #1, this note is a convertible instrument with the principal amount due thereunder convertible into either shares of our Series D Preferred Stock at $10.00 per share or shares of our common stock at a price equal to 60% of the market price based upon the average closing price of the five days preceding such election. In connection with this note, we also issued Topside a warrant to purchase up to 50,000 shares of our common stock at $1.00 per share, which terminates on May 7, 2018. The issuance of these securities was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, since Topside is an accredited investor and familiar with our operations, as represented by Topside in the note.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 Financial Statements and Exhibits

(c)	Exhibits

	10.1	Credit Facility with Rhine Partners, LP
	10.2	Amended Warrant to Rhine Partners, LP

	10.3	Amendment No. 1 to Credit Facility with Rhine Partners, LP

	10.4	Loan Agreement with Topside Partners, LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 11, 2015	InterCore, Inc.
a Delaware corporation
/s/ James F. Groelinger

By: James F. Groelinger
Its: Chief Executive Officer